October 31, 2013

Dear Gary:

We are delighted to confirm to you our invitation to join Matinas BioPharma Holdings, Inc. As you are aware, we have a significant opportunity in front of all of us and we believe your talents and expertise will add significantly to our organization.

Please review the attached documents carefully. Enclosed herein is (a) a letter specifically outlining our offer of employment to you, and (b) our standard Non-Disclosure, Invention Assignment and Non-Competition Agreement (the “NDIAA”). Please acknowledge your acceptance of this offer by signing and returning said document to me. Further, please review and execute the NDIAA as your employment is contingent on your having completed this important document. If you have any questions concerning the terms of this offer or the contents of the NDIAA, please contact me directly at jjabbour@matinasbiopharma.com or (973) 462-6424.

Again, we are excited that you will be joining the Company and we look forward to your many contributions to our team.

Sincerely,

MATINAS BIOPHARMA HOLDINGS, INC.

/s/ Jerome D. Jabbour

By: Jerome D. Jabbour

Title: Executive Vice President, Chief Business Officer &

General Counsel

Matinas BioPharma Holdings, Inc.
1545 Route 206
Bedminster, NJ 07921 USA
www.matinasbiopharma.com

October 31, 2013

VIA EMAIL

Mr. Gary Gaglione

Re:	Offer of Employment

Dear Gary:

The specifics of your offer of employment with Matinas BioPharma Holdings, Inc. (hereinafter referred to as “Matinas” or the “Company”) are outlined below:

Start Date.

Subject to the terms of this letter, your employment with Matinas will commence on November 1, 2013.

Location.

Your principal place of business for the performance of his duties under this Agreement shall be at the principal executive office of the Company, which are located at 1545 Route 206, Bedminster, NJ 07921. Notwithstanding the foregoing, you shall be required to travel as necessary to perform your duties hereunder

Position and Title; Reporting: Vice President, Finance & Accounting – Interim CFO

You shall perform such duties and services as assigned to you by the Company, including the initial list of responsibilities as set forth on Exhibit A hereto. You shall report directly to the Chief Executive Officer. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties therein.

Base Salary:

Your beginning annual base salary shall be at a rate of $210,000 per year, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time.

Matinas BioPharma Holdings, Inc.
1545 Route 206
Bedminster, NJ 07921 USA
www.matinasbiopharma.com

Annual Incentive (Bonus):

For each calendar year ending during your employment with the Company (beginning with the calendar year ending December 31, 2013, which year shall be prorated), you shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to twenty percent (20%) of your Base Salary earned by you for such calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and your individual objectives, in each case, as established by the Board or the Compensation Committee (taking into account the input of the Chief Executive Officer with respect to the establishment of the your individual objectives) for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and your individual performance objectives for a year shall be made by the Board or the Compensation Committee (taking into account the input of the Chief Executive Officer with respect to the level of achievement of your individual objectives), in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for you to receive an Annual Bonus, you must be actively employed by the Company at the time of such payment.

Equity Compensation

The Company and the Compensation Committee has approved, subject to the terms and conditions of this letter, a grant to you of options to purchase up to 200,000 shares of the Company’s common stock pursuant to the Company’s 2013 Equity Compensation Plan (the “2013 Plan”), on the terms and conditions determined by the Compensation Committee and as shall be set forth in a separate Option Award Agreement to be entered into between you and the Company following the commencement of your employment. Further, during your employment with the Company, subject to the terms and conditions established within the 2013 Plan or any successor equity compensation plan as may be in place from time to time and separate Award Agreements (as defined in the 2013 Plan), you also may be eligible to receive from time to time additional Stock Options, Stock Unit Awards, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and/or Other Stock-Based Awards (as such capitalized terms are defined in the 2013 Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

Benefits:

You shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

Paid Vacation:

You shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team; provided, however, that you shall be entitled to no less than fifteen (15) paid vacation days per calendar year during the Term, which shall be prorated for 2013.

Employment At Will:

In accepting this offer you understand and agree that your employment with the Company is “at will.” As such, you agree that either you or Matinas may end the employment relationship at any time, with or without notice and with or without cause.

Matinas BioPharma Holdings, Inc.
1545 Route 206
Bedminster, NJ 07921 USA
www.matinasbiopharma.com

Notwithstanding the foregoing, in the event the Company terminates your employment without Cause (as defined in the 2013 Plan), it shall provide you with thirty (30) days advance written notice and upon such termination, you will be entitled to payments equal to eight (8) months of your then-current base salary as severance. Such severance will be payable in equal installments bi-monthly accordance with the Company’s regular payroll practices, commencing on the first regular payroll date on or following the 60th day after the date of termination of your employment, subject to your execution, delivery and non-revocation by such time of a general release in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. Notwithstanding the foregoing, if you breach the Company’s Nondisclosure, Invention Assignment and Non-Competition Agreement, the Company’s obligations to provide the severance payments will immediately cease.

By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment guaranteeing employment for any definite or specific term or duration.

This offer is contingent upon your execution of Matinas’ Nondisclosure, Invention Assignment and Non-Competition Agreement, a copy of which is enclosed herein.

Other Conditions and Obligations:

You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

Section 409A. This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this letter shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this letter shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. You acknowledge that, while the parties endeavor to have this letter comply with the requirements of Section 409A, any tax liability incurred by you under Section 409A is solely your responsibility.

Governing Law: This letter shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

Matinas BioPharma Holdings, Inc.
1545 Route 206
Bedminster, NJ 07921 USA
www.matinasbiopharma.com

Integrated Agreement:

This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the Company.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and the Company and that you accept and agree to the terms as outlined.

Very truly yours,

MATINAS BIOPHARMA HOLDINGS, INC.

/s/ Jerome D. Jabbour

By: Jerome D. Jabbour

Title: Executive Vice President, Chief Business Officer & General Counsel

cc: Personnel File

ACCEPTED AND AGREED TO:

/s/ Gary Gaglione	10/31/13
Gary Gaglione	Date

Matinas BioPharma Holdings, Inc.
1545 Route 206
Bedminster, NJ 07921 USA
www.matinasbiopharma.com

EXHIBIT A

Initial Duties and Responsibilities

•	Manage all accounting activities, including creation of an accounting structure i.e. general ledger, chart of accounts etc. and;

•	Timely and accurate financial reporting;

•	Oversee Tax & Audit matters with outside Audit firm;

•	Support S-1 process and, subsequently, prepare quarterly and annual filings with SEC and coordinate review of these filings with our auditors prior to filing;

•	Create and maintain detailed budgets and forecasts for internal management purposes and fund raising purposes;

•	Maintaining financial integrity of the Companies operations through segregation of duties, delegation of authority, and other internal controls;

•	On an interim basis, perform duties and take responsibilities of the Principal Accounting Officer as Interim-CFO.

Matinas BioPharma Holdings, Inc.
1545 Route 206
Bedminster, NJ 07921 USA
www.matinasbiopharma.com